Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Fourth Quarter

and Year Ended December 31, 2013

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 28, 2014): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $4.0 million, or $0.18 per diluted share, for the quarter ended December 31, 2013, up from $2.1 million, or $0.10 per diluted share, for the quarter ended December 31, 2012. For the year ended December 31, 2013, net income was $15.4 million, or $0.70 per diluted share, up from $12.4 million, or $0.57 per diluted share, for the year ended December 31, 2012. The Company’s return on average assets was 0.60% for the quarter ended December 31, 2013, up from 0.38% for the quarter ended December 31, 2012. For the year ended December 31, 2013, the Company’s return on average assets was 0.62%, up from 0.59% for the year ended December 31, 2012. The Company’s return on average equity was 6.49% for the quarter ended December 31, 2013, up from 3.59% for the quarter ended December 31, 2012. For the year ended December 31, 2013, the Company’s return on average equity was 6.39%, up from 5.42% for the year ended December 31, 2012.

During the second quarter of 2012, the Company recognized a pre-tax gain of $4.8 million on the sale of its investment in Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. and NBT Bank, N.A. On an after-tax basis, this one-time gain increased net income by $2.9 million, or $0.13 per diluted share, for the year ended December 31, 2012.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $4.0 million, or $0.18 per share, for the fourth quarter and a record $15.4 million, or $0.70 per share, for the full year of 2013 as our operating profitability continues to increase. Our total assets grew to $2.7 billion in 2013 due to a net increase in loans of $479 million, or 27%, to $2.3 billion funded by a net increase in deposits of $383 million, or 21%, to $2.2 billion. During the past year, we opened three new branches in the lucrative Boston area markets of Belmont, Allston and Somerville, our 27th full service location, as we continue to gain traction in attracting new lending and core deposit customer relationships across all of our business lines.”

Net interest income increased $2.7 million, or 15.5%, to $20.0 million for the quarter ended December 31, 2013 from $17.3 million for the quarter ended December 31, 2012. The net interest rate spread and net interest margin were 3.05% and 3.20%, respectively, for the quarter ended December 31, 2013 compared to 3.17% and 3.33%, respectively, for the quarter ended December 31, 2012. For the year ended December 31, 2013, net interest income increased $9.0 million, or 13.7%, to $75.1 million from $66.0 million for the year ended December 31, 2012. The net interest rate spread and net interest margin were 3.08% and 3.23%, respectively, for the year ended December 31, 2013 compared to 3.23% and 3.40%, respectively, for the year ended December 31, 2012. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the fourth quarter and year ended December 31, 2013 compared to the same periods in 2012.

The average balance of the Company’s loan portfolio increased $459.9 million, or 29.7%, to $2.011 billion, which was partially offset by the decline in the yield on loans of 44 basis points to 4.51% for the year ended December 31, 2013 compared to the year ended December 31, 2012. The average balance of the Company’s total deposits increased $350.0 million, or 20.4%, to $2.061 billion, which was partially offset by the decline in cost of total deposits of nine basis points to 0.83% for the year ended December 31, 2013 compared to the year ended December 31, 2012. The Company’s yield on interest-earning assets declined 27 basis points to 4.08% for the year ended December 31, 2013 compared to 4.35% for the year ended December 31, 2012, while the cost of funds declined 12 basis points to 0.90% for the year ended December 31, 2013 compared to 1.02% for the year ended December 31, 2012.

Mr. Gavegnano noted, “Over the last two years, our loan portfolio grew $924 million, or 69%, and core deposits grew $615 million, or 64%. This exceptionally strong growth contributed to ten consecutive quarters of rising net interest income, while significantly reducing pressure on our net interest margin despite declining loan yields.”

The Company’s provision for loan losses was $1.8 million for the quarter ended December 31, 2013 compared to $2.8 million for the quarter ended December 31, 2012. For the year ended December 31, 2013, the provision for loan losses was $6.5 million compared to $8.6 million for the year ended December 31, 2012. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $25.3 million or 1.11% of total loans outstanding at December 31, 2013, compared to $20.5 million or 1.13% of total loans outstanding at December 31, 2012. Net charge-offs totaled $184,000 for the quarter ended December 31, 2013, or 0.03% of average loans outstanding, and $1.6 million for the year ended December 31, 2013, or 0.08% of average loans outstanding.

Non-performing loans increased $2.0 million, or 4.9%, to $41.5 million, or 1.81% of total loans outstanding, at December 31, 2013, from $39.6 million, or 2.19% of total loans outstanding, at December 31, 2012, primarily due to a net increase of $3.5 million in non-performing construction loans. Non-performing assets increased $744,000, or 1.8%, to $42.9 million, or 1.60% of total assets, at December 31, 2013, from $42.2 million, or 1.85% of total assets, at December 31, 2012. Non-performing assets at December 31, 2013 were comprised of $11.3 million of construction loans, $9.0 million of commercial real estate loans, $17.6 million of one- to four-family mortgage loans, $2.7 million of home equity loans, $949,000 of commercial business loans and foreclosed real estate of $1.4 million. Non-performing assets at December 31, 2013 included $15.8 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $15.4 million of non-performing loans and $401,000 of foreclosed real estate.

Non-interest income increased $932,000, or 22.4%, to $5.1 million for the quarter ended December 31, 2013 from $4.2 million for the quarter ended December 31, 2012, primarily due to increases of $616,000 in gain on sales of securities, net, $355,000 in other income and $183,000 in customer service fees, partially offset by a decrease of $332,000 in mortgage banking gains, net. For the year ended December 31, 2013, non-interest income decreased $1.8 million, or 8.7%, to $19.4 million from $21.3 million for the year ended December 31, 2012, primarily due to the prior year $4.8 million gain on sale of its investment in the Hampshire First Bank affiliate and a decrease of $1.8 million in mortgage banking gains, net, partially offset by increases of $4.1 million in gain on sales of securities, net, $484,000 in customer service fees and $357,000 in other income. The decreases in mortgage banking gains, net are primarily due to declines in mortgage loan sales along with related derivative valuations on commitments to originate loans for sale and contracts to sell loans. The increases in other income are primarily due to loan swap fee income recognized in the fourth quarter of 2013.

Non-interest expenses increased $1.5 million, or 9.8%, to $17.0 million for the quarter ended December 31, 2013 from $15.5 million for the quarter ended December 31, 2012, primarily due to increases of $235,000 in salaries and employee benefits, $320,000 in occupancy and equipment, $189,000 in data processing, $136,000 in marketing and advertising, $181,000 in professional services, $213,000 in foreclosed real estate expense and $181,000 in other non-interest expenses. For the year ended December 31, 2013, non-interest expenses increased $4.6 million, or 7.6%, to $64.5 million from $59.9 million for the year ended December 31, 2012, primarily due to increases of $3.2 million in salaries and employee benefits, $866,000 in occupancy and equipment expense, $763,000 in data processing, $412,000 in marketing and advertising and $293,000 in deposit insurance, partially offset by decreases of $658,000 in professional services reflecting a decline in legal and consulting expenses, $120,000 in foreclosed real estate expense and $221,000 in other non-interest expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of new branches and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 74.45% for the quarter ended December 31, 2013 compared to 78.04% for the quarter ended December 31, 2012. For the year ended December 31, 2013, the efficiency ratio was 76.04% compared to 77.96% for the year ended December 31, 2012, excluding the gain on sale of the Hampshire First Bank affiliate.

Mr. Gavegnano added, “The steady improvement in our efficiency ratio is a result of the strong rise in net interest income and moderate increases in non-interest expenses. Our opportunities over the past two years to recruit highly qualified employees in conjunction with investments in infrastructure and technology for expansion of our business capacity has yielded increased market share along with improved operating profitability. We expect these positive trends to continue as we prudently manage our growth and cost structure.”

The Company recorded a provision for income taxes of $2.2 million for the quarter ended December 31, 2013, reflecting an effective tax rate of 35.7%, compared to $1.1 million, or 33.8%, for the quarter ended December 31, 2012. For the year ended December 31, 2013, the provision for income taxes was $8.1 million, reflecting an effective tax rate of 34.3%, compared to $6.3 million, or 33.7%, for the year ended December 31, 2012. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $403.3 million, or 17.7%, to $2.682 billion at December 31, 2013 from $2.279 billion at December 31, 2012. Net loans increased $479.1 million, or 26.8%, to $2.265 billion at December 31, 2013 from $1.786 billion at December 31, 2012. The net increase in loans for the year ended December 31, 2013 was primarily due to increases of $236.8 million in commercial real estate loans, $109.2 million in multi-family loans, $35.5 million in construction loans and $99.2 million in commercial business loans. Cash and cash equivalents decreased $6.9 million, or 7.4%, to $86.3 million at December 31, 2013 from $93.2 million at December 31, 2012. Securities available for sale decreased $61.6 million, or 23.5%, to $201.1 million at December 31, 2013 from $262.8 million at December 31, 2012.

Total deposits increased $383.2 million, or 20.5%, to $2.249 billion at December 31, 2013 from $1.865 billion at December 31, 2012, including net growth in core deposits of $335.7 million, or 27.1%, to $1.573 billion, or 69.9% of total deposits. Total borrowings increased $649,000, or 0.4%, to $161.9 million at December 31, 2013 from $161.3 million at December 31, 2012.

Total stockholders’ equity increased $15.3 million, or 6.5%, to $249.2 million at December 31, 2013, from $233.9 million at December 31, 2012. The increase for the year ended December 31, 2013 was due primarily to $15.4 million in net income and $2.2 million related to stock-based compensation plans, partially offset by a decrease of $811,000 in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax and a $1.6 million increase in treasury stock resulting from the Company’s repurchase of 91,086 shares. Stockholders’ equity to assets was 9.29% at December 31, 2013, compared to 10.27% at December 31, 2012. Book value per share increased to $11.27 at December 31, 2013 from $10.57 at December 31, 2012. Tangible book value per share increased to $10.65 at December 31, 2013 from $9.95 at December 31, 2012. Market price per share increased $5.80, or 34.6%, to $22.58 at December 31, 2013 from $16.78 at December 31, 2012. At December 31, 2013, the Company and the Bank continued to exceed all regulatory capital requirements.

As of December 31, 2013, the Company had repurchased 287,652 shares of its stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008.

Mr. Gavegnano concluded, “Our key performance and asset quality ratios continue to show favorable trends. We are committed to the careful execution of our plans for how the Company and East Boston Savings Bank can profitably grow the franchise while enhancing stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS
Cash and due from banks	$86,271	$93,129
Federal funds sold	—	63

Total cash and cash equivalents	86,271	93,192

Securities available for sale, at fair value	201,137	262,785
Federal Home Loan Bank stock, at cost	11,907	12,064
Loans held for sale	2,363	14,502

Loans	2,290,735	1,806,843
Less allowance for loan losses	(25,335)	(20,504)

Loans, net	2,265,400	1,786,339

Bank-owned life insurance	37,446	36,251
Foreclosed real estate, net	1,390	2,604
Premises and equipment, net	39,426	38,719
Accrued interest receivable	7,127	6,745
Deferred tax asset, net	13,478	9,710
Goodwill	13,687	13,687
Other assets	2,469	2,173

Total assets	$2,682,101	$2,278,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$255,639	$204,079
Interest-bearing	1,992,961	1,661,354

Total deposits	2,248,600	1,865,433

Long-term debt	161,903	161,254
Accrued expenses and other liabilities	22,393	18,141

Total liabilities	2,432,896	2,044,828

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	99,553	98,338
Retained earnings	162,388	146,959
Accumulated other comprehensive income	4,104	4,915
Treasury stock, at cost, 743,301 and 660,800 shares at December 31, 2013 and 2012, respectively	(9,919)	(8,331)
Unearned compensation - ESOP, 579,600 and 621,000 shares at December 31, 2013 and 2012, respectively	(5,796)	(6,210)
Unearned compensation - restricted shares, 139,330 and 203,345 at December 31, 2013 and 2012, respectively	(1,125)	(1,728)

Total stockholders’ equity	249,205	233,943

Total liabilities and stockholders’ equity	$2,682,101	$2,278,771

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$23,936	$20,358	$89,349	$76,050
Interest on debt securities	862	1,339	4,128	7,117
Dividends on equity securities	322	402	1,383	1,444
Interest on certificates of deposit	—	—	—	26
Other interest and dividend income	93	84	344	332

Total interest and dividend income	25,213	22,183	95,204	84,969

Interest expense:
Interest on deposits	4,537	4,014	17,053	15,739
Interest on borrowings	649	830	3,082	3,206

Total interest expense	5,186	4,844	20,135	18,945

Net interest income	20,027	17,339	75,069	66,024
Provision for loan losses	1,840	2,803	6,470	8,581

Net interest income, after provision for loan losses	18,187	14,536	68,599	57,443

Non-interest income:
Customer service fees	1,910	1,727	7,129	6,645
Loan fees	159	49	508	339
Mortgage banking gains, net	127	459	583	2,371
Gain on sales of securities, net	2,240	1,624	9,636	5,568
Income from bank-owned life insurance	309	309	1,195	1,201
Equity income on investment in affiliate bank	—	—	—	310
Gain on sale of investment in affiliate bank	—	—	—	4,819
Other income	356	1	365	8

Total non-interest income	5,101	4,169	19,416	21,261

Non-interest expenses:
Salaries and employee benefits	10,034	9,799	39,618	36,386
Occupancy and equipment	2,275	1,955	8,798	7,932
Data processing	1,115	926	4,274	3,511
Marketing and advertising	907	771	2,949	2,537
Professional services	717	536	2,308	2,966
Foreclosed real estate	318	105	479	599
Deposit insurance	531	462	2,053	1,760
Other general and administrative	1,144	963	4,036	4,257

Total non-interest expenses	17,041	15,517	64,515	59,948

Income before income taxes	6,247	3,188	23,500	18,756
Provision for income taxes	2,232	1,079	8,071	6,330

Net income	$4,015	$2,109	$15,429	$12,426

Earnings per share:
Basic	$0.19	$0.10	$0.71	$0.57
Diluted	$0.18	$0.10	$0.70	$0.57

Weighted average shares:
Basic	21,628,168	21,617,801	21,637,344	21,629,668
Diluted	22,035,664	21,925,933	21,987,809	21,858,381

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended December 31,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,199,584	$24,371	4.40%	$1,715,280	$20,599	4.78%
Securities and certificates of deposits	206,051	1,326	2.55	271,792	1,916	2.80
Other interest-earning assets (3)	147,805	93	0.25	132,104	84	0.25

Total interest-earning assets	2,553,440	25,790	4.01	2,119,176	22,599	4.24

Noninterest-earning assets	113,662			120,606

Total assets	$2,667,102			$2,239,782

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$205,243	280	0.54	$170,555	224	0.52
Money market deposits	838,135	1,916	0.91	586,493	1,293	0.88
Regular and other deposits	256,644	169	0.26	241,148	232	0.38
Certificates of deposit	680,682	2,172	1.27	629,178	2,265	1.43

Total interest-bearing deposits	1,980,704	4,537	0.91	1,627,374	4,014	0.98
Borrowings	166,734	649	1.54	165,574	830	1.99

Total interest-bearing liabilities	2,147,438	5,186	0.96	1,792,948	4,844	1.07

Noninterest-bearing demand deposits	252,299			195,149
Other noninterest-bearing liabilities	19,890			16,934

Total liabilities	2,419,627			2,005,031
Total stockholders’ equity	247,475			234,751

Total liabilities and stockholders’ equity	$2,667,102			$2,239,782

Net interest-earning assets	$406,002			$326,228

Fully tax-equivalent net interest income		20,604			17,755
Less: tax-equivalent adjustments		(577)			(416)

Net interest income		$20,027			$17,339

Interest rate spread (4)			3.05%			3.17%
Net interest margin (5)			3.20%			3.33%
Average interest-earning assets to average interest-bearing liabilities		118.91%			118.20%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,233,003	$4,537	0.81%	$1,822,523	$4,014	0.88%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,399,737	$5,186	0.86%	$1,988,097	$4,844	0.97%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans is presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilties.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Years Ended December 31,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost	Average Balance	Interest (1)	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,010,624	$90,680	4.51%	$1,550,707	$76,826	4.95%
Securities and certificates of deposits	227,695	6,122	2.69	298,918	9,224	3.09
Other interest-earning assets (3)	144,689	344	0.24	135,183	332	0.25

Total interest-earning assets	2,383,008	97,146	4.08	1,984,808	86,382	4.35

Noninterest-earning assets	117,506			124,727

Total assets	$2,500,514			$2,109,535

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$187,426	994	0.53	$154,375	741	0.48
Money market deposits	718,159	6,530	0.91	523,133	4,484	0.86
Regular and other deposits	252,723	663	0.26	231,274	887	0.38
Certificates of deposit	676,345	8,866	1.31	630,349	9,627	1.53

Total interest-bearing deposits	1,834,653	17,053	0.93	1,539,131	15,739	1.02
Borrowings	179,708	3,082	1.72	152,730	3,206	2.10

Total interest-bearing liabilities	2,014,361	20,135	1.00	1,691,861	18,945	1.12

Noninterest-bearing demand deposits	226,691			172,258
Other noninterest-bearing liabilities	17,924			16,166

Total liabilities	2,258,976			1,880,285
Total stockholders’ equity	241,538			229,250

Total liabilities and stockholders’ equity	$2,500,514			$2,109,535

Net interest-earning assets	$368,647			$292,947

Fully tax-equivalent net interest income		77,011			67,437
Less: tax-equivalent adjustments		(1,942)			(1,413)

Net interest income		$75,069			$66,024

Interest rate spread (4)			3.08%			3.23%
Net interest margin (5)			3.23%			3.40%
Average interest-earning assets to average interest-bearing liabilities		118.30%			117.32%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,061,344	$17,053	0.83%	$1,711,389	$15,739	0.92%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,241,052	$20,135	0.90%	$1,864,119	$18,945	1.02%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans is presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilties.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended December 31,		At or For the Years Ended December 31,
	2013	2012	2013	2012

Key Performance Ratios
Return on average assets (1)	0.60%	0.38%	0.62%	0.59%
Return on average equity (1)	6.49	3.59	6.39	5.42
Stockholders’ equity to total assets	9.29	10.27	9.29	10.27
Interest rate spread (1) (2)	3.05	3.17	3.08	3.23
Net interest margin (1) (3)	3.20	3.33	3.23	3.40
Non-interest expense to average assets (1)	2.56	2.77	2.58	2.84
Efficiency ratio (4)	74.45	78.04	76.04	77.96

	December 31, 2013	December 31, 2012

Asset Quality Ratios
Allowance for loan losses/total loans	1.11%	1.13%
Allowance for loan losses/non-performing loans	61.00	51.81
Non-performing loans/total loans	1.81	2.19
Non-performing loans/total assets	1.55	1.74
Non-performing assets/total assets	1.60	1.85

Share Related
Book value per share	$11.27	$10.57
Tangible book value per share	$10.65	$9.95
Market value per share	$22.58	$16.78
Shares outstanding	22,117,369	22,135,855

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.